UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 12)


                            Dexterity Surgical, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    252368105
                           --------------------------
                                 (CUSIP Number)





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                                       13G
CUSIP No.  252368105
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1.      NAME OF REPORTING PERSON             S.S. OR I.R.S. IDENTIFICATION NO.
        Renaissance US Growth and Income Trust PLC              None - Foreign
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)      [ ]
        (b)      [ ]
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3.      SEC USE ONLY
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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        England
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
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5.      SOLE VOTING POWER
        2,257,599 shares
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6.      SHARED VOTING POWER
        None
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7.      SOLE DISPOSITIVE POWER
        2,257,599 shares
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8.      SHARED DISPOSITIVE POWER
        None
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,257,599 shares
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        Not applicable
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        16.70%
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12.     TYPE OF REPORTING PERSON
        IV
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ITEM 1. (a), (b)  Dexterity Surgical, Inc.                         ("Company")
                  12961 Park Central, Suite 1300
                  San Antonio, TX 78216

ITEM 2.  (a)  Name of Person Filing
              Renaissance US Growth and Income Trust PLC             ("Filer")

         (b) Address of principal Business Office or, if none, Residence c/o Renaissance Capital Group, Inc., Investment Manager 8080 N. Central Expressway, Suite 210, LB 59
              Dallas, TX 75206-1857

         (c)  Citizenship
              England

         (d)  Title of Class of Securities
              Common Stock

         (e)  CUSIP Number
              No CUSIP Number; traded on London Stock Exchange
              However, ISIN No.  is GB00007325185

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) ______     Broker or Dealer registered  under Section 15 of the Act

         (b) ______     Bank as defined in section 3(a)(6) of the Act

         (c) ______     Insurance Company as defined  in section 3(a)(19) of the
                        Act

         (d) ______     Investment  Company  registered  under  section 8 of the
                        Investment Company Act

         (e) ______     Investment Adviser  registered under section  203 of the
                        Investment Advisers Act of 1940

         (f) ______     Employee  Benefit  Plan,  Pension  Fund which is subject
                        to  the  provisions  of  the Employee  Retirement Income
                        Security Act of 1974  or  Endowment  Fund;  see  section
                        240.13d-1(b)(1)(ii)(F)

         (g) ______     Parent  Holding  Company,  in  accordance  with  section
                        240.13d-1(b)(ii)(G)(Note: See Item 7)

         (h) ______     Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  Ownership.

         (a)  Amount Beneficially Owned:

          As of 10/01/01, the Filer owned 2,271,302 shares of the Company on a fully converted basis. On 10/17/01, the Company made a $13,702.76 principal payment bringing the 9% Convertible Debenture amount to $1,356,573. Thus the Filer owns 2,257,599 shares of the Company's
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          common stock on a fully  converted  basis.  The Investment  Manager is
          Renaissance Capital Group, Inc., which is also Investment Advisor for Renaissance Capital Growth & Income Fund III, Inc. Renaissance Capital Growth & Income Fund III, Inc. also owns securities of Dexterity Surgical, Inc.

         (b)  Percent of Class
              16.70%

         (c)  Number of shares as to which such person has:

             (i)      sole power to vote or to direct the vote:
                        2,257,599 shares
             (ii)     shared power to vote or to direct the vote:
                        None
              (iii)   sole power to dispose or to direct the disposition of:
                        2,257,599 shares
              (iv)    shared power to dispose or to direct the disposition of:
                        None

ITEM 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

ITEM 8.  Identification and Classification of Members of the Group.

         Not applicable.

ITEM 9.  Notice of Dissolution of Group.

         Not applicable.




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TEM 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: 11/08/01              /S/----------------------------------------
                            Signature
                            Renaissance US Growth and Income Trust PLC by
                            Renaissance Capital Group, Inc., Investment Manager,
                            Russell Cleveland, President
                            -------------------------------------------
                            Name and Title



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